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Exhibit 99.1

Answers to Frequently Asked Shareholder Questions

1.	Q:	What were some of the key factors supporting the winning of the AT&T worldwide outsource deal announced on August 22, 2002?
	A:	Our existing presence in 10 countries, with remote access to an additional 26 countries for a total of 36 countries, combined with a focus on quality service.
2.	Q:	Are there any contractual minimums?
	A:	No, there are no contractual minimums. The focus is more on geographic expansion and the development of a high quality service worldwide.
3.	Q:	What range of revenue do you think could come from this contract?
	A:	We think the potential annual revenue range at full penetration, after approximately 2 years, is $10 million (low) to $40 million (high), depending upon customer usage.
4.	Q:	What are the "more than 30" countries included in this contract?
	A:	There are a total of 36 countries: Austria, Australia, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Luxembourg, Malaysia, Mexico, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Russia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland, Taiwan, Thailand and United Kingdom.
5.	Q:	Do you have infrastructure in these countries or will a large investment be required?
	A:	We have all of the large infrastructure and port capacity to manage a volume increase of roughly 50%. If volumes are significantly larger, additional capacity will be added as needed. Physical infrastructure and local country operations centers for new countries will be set-up if the economics are justified.
6.	Q:	ACT has an internationally integrated audio platform. Do you have an integrated video or data platform?
	A:	In 2001 we purchased PictureTel's video services delivery business, which is one of the more widely-dispersed and well-integrated videoconferencing networks existing today. We do not, however, have a proprietary data conferencing network as data/web conferencing products and services can be purchased on an outsource basis, and are less infrastructure intensive.
7.	Q:	Can you give your latest revenue targets for 2002/2003?
	A:	In our press release on October 11, 2002, we indicated target revenue of approximately $52 million for 2002. We think $60-$65 million is a reasonable starting revenue target in 2003 for our existing base of business.
8.	Q:	Will the outsource contract lead to revenue concentration?
	A:	Yes, however we will try to manage it to 25% or less.

9.	Q:	What are the growth rates for the industry and for ACT?
	A:	The industry has grown traditionally by approximately 20-25% over the past few years. At ACT our five-year, compound annual average revenue growth rate from 1996 - 2001 is 50%.
10.	Q:	You have previously disclosed a sample financial model for your business. Can you show the application of the financial model at varying levels of annual revenue—say $55 million to $70 million?
	A:	We have previously disclosed the financial model indicative of that we use to estimate operating cash flows and net income from a given amount of revenue. Following is a sample of the application of the financial model.
$000 (except per share numbers) Theoretical Model	Level 1	Level 2	Level 3	Level 4
Revenue (12-months)	55,000	60,000	65,000	70,000
Variable Costs (23%)	12,650	13,800	14,950	16,100
Fixed Cash Costs	38,400	38,400	38,400	38,400

EBITDA	3,950	7,800	11,650	15,500
ITDA*	7,000	7,000	7,000	7,000

Net Income	(3,050)	800	4,650	8,500

EPS	($0.31)	$0.08	$0.47	$0.85

  *ITDA = interest, taxes, depreciation and amortization, and includes preferred dividends.

  Assumptions are 23% variable costs, $3.2 million per month in fixed cash costs, $7 million in annualized interest, taxes and depreciation, and (conservatively) approximately 10 million shares outstanding.

11.	Q:	You recently filed a SEC Form 8K in connection with a 50% increase in your worldwide capacity. Can you provide some background in this?
	A:	The $3.7 million in equipment received represents a capacity increase and was received as compensation for services rendered and to be rendered pursuant to various projects we are working on.

Effectively, it is a $3.7 million reduction in demand on our cash flow for future capital expenditures. All other costs associated with the compensation for services rendered are already factored into our existing fixed cash costs, and there are no additional expenses. We will, however, probably invest an additional $1 million in various software and feature upgrades.

The compensation for services rendered will be recognized as revenue over the period through December 31, 2004, and the equipment will be depreciated over an appropriate period as determined by management in conjunction with our auditors.

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore,

the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

# # #
 CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lkaiser@corp.acttel.com

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  Exhibit 99.1